Exhibit 10.2
October 24, 2007
Mr. Shane O’Neill
25 Friars Stile Road
Richmond, Surrey TW 10 6NH
England
Dear Shane:
This letter sets forth the agreement (“Agreement”) between Liberty Global Services II, LLC (the “Company”) and yourself concerning your employment with the Company. The terms of this Agreement are as follows:

1. Effective Date:	November 1, 2007

2. Title and Job Description:

You will serve as Senior Vice President and Chief Strategy Officer of Liberty Global, Inc. (“LGI”), reporting to the President and Chief Executive Officer of LGI. Your duties and responsibilities will be as assigned by your supervisor at LGI. By signing below, you agree to serve LGI and the Company to the best of your ability and faithfully, loyally and diligently perform your duties to LGI and the Company.

The Company may reassign you to a different affiliated company, position and/or location during the term of this Agreement in respect of your duties hereunder. You will be an employee-at-will, and either the Company or you may terminate your employment at any time with or without cause.

The Company acknowledges that you are also employed as an officer of Chellomedia Services Ltd. in the United Kingdom, and has informed LGI of that fact. Provided that you perform your duties under this Agreement for an aggregate of 95 or more business days (excluding holidays and vacation days), or such other number of business days as is determined by the LGI Board of Directors, in any 12 month period, you will be released from such duties to the extent required to carry out your duties to Chellomedia Services Ltd. However, in the event of any inconsistency between the requirements of this Agreement and the requirements of your employment contract with Chellomedia Services Ltd., then those of this Agreement shall take precedence.

You will be expected to carry out your duties for the Company and LGI in the United States of America and in other locations throughout the world, including making and communicating decisions regarding LGI’s business; however, you may only sign contracts in your capacity as an officer of LGI with in the United States.

Employment Agreement
Shane O’neill
October 24,2007

You will be required to attend meetings of executives and the Board of Directors of LGI from time to time in the United States of America and other locations as your supervisor directs. You also may be required to perform your duties for LGI or the Company at other locations throughout the world.

You will maintain and provide to LGI and the Company each month accurate and complete written records of (a) the number of days spent performing duties for LGI and the Company and (b) the number of days and partial days you are physically present in the United States of America and performing duties for LGI and the Company. You acknowledge that the Company and LGI will rely on such records in determining, among other things, the appropriate amount of withholding for U.S. tax purposes.

3. Salary:
You will be paid on a bi-weekly basis at a rate equal to an annual salary of US$332,000, which is based in part on our joint forecast of the amount of time you will spend carrying out duties for the Company and LGI, on one hand, and Chellomedia Services Ltd., on the other. Your salary and performance, and the amount of time spent in the service of each employer, will be reviewed annually and may result in adjustments to your salary. This salary, together with the other benefits described below, represents your total compensation package provided by the Company. Your annual salary and any annual performance review do not create a contract for any specific term of employment or any specific level of compensation.

4. Performance Awards:

You have previously been designated to participate in the 2007 Annual Executive Bonus Plan under the Liberty Global Inc. 2005 Incentive Plan, as amended, with an aggregate target cash performance award of $500,000 of which 50% (the “2007 LGI Services Target Award”) has been allocated to the performance of your duties under the Agreement (the “LGI Services”) and the remaining 50% (the “2007 Chellomedia Services Target Award”) has been allocated to the performance of your duties under your agreement with Chellomedia Services Ltd. (the “Chellomedia Services”). The payment of any amount to you with respect to the 2007 LGI Services Target Award or the 2007 Chellomedia Services Target Award is subject to the terms and conditions of the 2007 Executive Bonus Plan, including achievement of the 2007 minimum base objective and the evaluation by the LGI Compensation Committee of the LGI Board of Directors (the “Committee”) of your performance against the 2007 performance goals established for your LGI Services in the case of the LGI Services Target Award, and the 2007 performance goals established for your Chellomedia Services in the case of the Chellomedia Services Target Award. The Company will be solely responsible for payment of any amount that may ultimately be awarded to you with respect to the LGI Services Target Award and Chellomedia Services Ltd. will be solely responsible for payment of any amount that my be ultimately awarded to you with respect to the Chellomedia Services Target Award.

Employment Agreement
Shane O’neill
October 24,2007

Subject to the discretion of the Committee, you may be eligible to participate in any future plan for cash performance awards approved by the Committee, which may similarly provide for a target performance award and performance goals for your LGI Services and a separate target performance award and performance goals for your Chellomedia Services. Your designation to participate in any such plan is not a guarantee and you will not be entitled to any certain percentage of or amount with respect to any target performance award, all such determinations being in the sole discretion of the Committee. It is possible that you may not receive any payment with respect to a target performance award in a certain year if the terms and conditions of the plan are not achieved. Similarly, neither your participation in a plan for cash performance awards in any year nor your receipt of any payment with respect to a target performance award in any year will guarantee or create a precedent that entitles you to participate in any plan or receive any payment in any other year.

5. Benefits:
You will be entitled to life insurance and disability benefits available under the benefit packages offered by LGI, in accordance with the policy guidelines set forth by LGI and its insurance carriers. You will not be eligible to receive any medical or dental benefits from the Company or LGI or participate in the LGI 401(k) Savings and Stock Ownership Plan. We understand that Chellomedia Services Ltd. may provide you with automobile expense reimbursement, pension benefits and other employee benefits, including medical and dental, in accordance with its policies as in effect from time to time.

6. U.S. Withholding:

You understand and acknowledge that the Company and LGI will be subject to legal obligations to withhold taxes on your compensation, including compensation in the form of equity-based awards and the exercise and vesting thereof. By executing this Agreement, you irrevocably release and agree to hold harmless the Company and LGI from and against any liability arising directly or indirectly from their compliance with requirements to withhold such amounts, including, without limitation, their respective procedures for calculating such withholding. You agree to pay directly, as and when due, all taxes payable by you in connection with compensation paid or provided to you by LGI and the Company, including compensation in the form of equity-based awards and taxes payable on the exercise or vesting thereof.

7. Taxes:	The Company and LGI will have no responsibility for payment of any of your taxes, which will be solely your obligation.

8. Vacation and Sick Leave:

Your vacation and sick leave allowance and observance of public holidays will be determined by Chellomedia Services Ltd., and will be allocated between this Agreement and your agreement with Chellomedia Services Ltd. as determined by the Company and Chellomedia Services Ltd. You will inform the Company and LGI well in advance of your desired vacation schedule, which will be

Employment Agreement
Shane O’neill
October 24,2007

scheduled in accordance with LGI’s policies and subject to the applicable provisions of your employment contract with Chellomedia Services Ltd.

9. Employee Receivables:

You understand that you may incur personal expenses in the course of your employment with the Company or your assignment to LGI. These expenses may include, but are not limited to, personal phone call charges, personal travel expenses, travel advances, and amounts relating to the calculation and payment of foreign taxes. As a condition of your employment with the Company, you agree that the Company may deduct expenses you owe the Company or its affiliates from your paycheck or any other amount owed to you by the Company at any time during your employment or at separation from employment.

You may be provided with personal property and equipment to use during your employment with the Company. As a condition of your employment, you agree that upon request during employment or at separation from the Company, you will return such property and equipment to the Company or its affiliates as appropriate. Any charges for damage done to any property or equipment of the Company or its affiliates will be deducted from your final paycheck or any other amount owed to you by the Company. In the event any such property or equipment is not returned by you promptly after your employment with the Company terminates, the Company will determine the fair market value of the property or equipment, which amount will be deducted from your final paycheck or from any other amount owed to you by the Company. Also, the Company may pursue other legal remedies available to recover the reasonable value of any property of the Company or its affiliates that is damaged or not promptly returned by you, including the recovery of reasonable attorneys’ fees and costs.

10. Termination:
Your employment is at will, and this Agreement may be terminated by the Company at any time with or without cause. Upon termination of this Agreement you will sign and deliver to the Company a legally enforceable release giving up your rights to bring any legal claim against the Company and/or any affiliate for any reason related to your employment and separation from employment and will deliver to the Company or, at the Company’s request, destroy, all materials and information in all forms and media relating to the Company, LGI and other affiliates of the Company, without retaining any copies or derivations thereof in any form, which are in your possession or control.

If Chellomedia Services Ltd. gives notice to you terminating your employment with Chellomedia Services Ltd. and this Agreement is not terminated by the Company as permitted in this Section 10, the Company agrees to cause one of its non-U.S. affiliates to negotiate in good faith and with reasonable promptness on a new agreement for your part-time employment outside of the U.S. In return, you agree to similarly negotiate in good faith and with reasonable promptness with such affiliate on such agreement. In conducting such negotiations, the parties give consideration to the benefits and obligations

Employment Agreement
Shane O’neill
October 24,2007

of the Chellomedia Services Ltd. agreement at the time of its termination. You agree that during such negotiations any severance benefits that are to be paid upon termination of the agreement with Chellomedia Services Ltd. will be deferred until the negotiations are mutually concluded. In addition, you agree that if, as a result of such negotiations, a new employment agreement is entered into with the affiliate in any category of employment, then any severance benefits that should have been paid upon termination of the agreement with Chellomedia Services Ltd. will be waived in full. Notwithstanding the foregoing, the agreement to negotiate does not and shall not be deemed to be a guarantee that a new employment agreement for part-time employment with a non-U.S. affiliate of the Company will occur.

11. Policies:
Notwithstanding your employment by the Company, you will continue to be subject to the Policy Manual of LGI as well as other policies of LGI and the Company as in effect from time to time. The Company and LGI may change, at their sole discretion, from time to time, the provisions of benefit plans, policies or other corporate policies.

12. Confidential Information:

You will not, at any time during or after your employment, disclose to or use for the benefit of any person or entity other than the Company and its affiliates any information of the Company or any of its affiliates that is confidential, proprietary or otherwise generally not available to the public, including but not limited to information regarding the Company’s or any of its affiliates’ businesses and potential new projects, and other confidential, non-public or proprietary information or materials of the Company or any of its affiliates, or others with whom the Company has a confidential relationship. You will promptly return all such information in all forms and media to the Company promptly upon termination of your employment.

Notwithstanding the preceding provisions allowing the disclosure of certain information to affiliates of the Company, in your capacity as an employee of Chellomedia Services Ltd., you will be permitted to disclose to Chellomedia Services Ltd. and its officers, directors, employees and agents confidential, proprietary or non-public information of LGI only to the extent your LGI supervisor so permits.

13. Intellectual Property:

You agree to disclose promptly to the Company all ideas, inventions, creations, discoveries and works which relate to the Company, LGI or any other Company affiliates, whether or not made or discovered in the course of your employment by the Company, either solely or jointly with another. You acknowledge that all rights in and to such ideas, inventions, creations, discoveries and works, whether or not patentable, copyrightable or subject to other forms of protection, will be the exclusive property of the Company, LGI or such other affiliates, as applicable. Where such rights do not vest

Employment Agreement
Shane O’neill
October 24,2007

automatically in the Company, LGI or such other affiliates, you will take all actions and execute and deliver all documents requested by the Company, LGI or the Company’s other affiliates from time to time to assign and vest such rights, including all copyright, patent, and design rights, and all applications and registrations relating thereto, in and to the Company, LGI or such other Company affiliate, as applicable, without additional compensation or charges by you related thereto. You irrevocably waive any moral rights you may have in and to the foregoing as part of the consideration you provide under this Agreement.

14. Data Protection:

You irrevocably consent to the Company, LGI and any affiliate of the Company or LGI, or unaffiliated third party administrator or provider acting on their behalf, (a) collecting, storing, using and processing, in any form or media, any personally identifiable information relating to you for purposes of employee administration and benefits and the management of their respective businesses, and for purposes of complying with applicable laws and regulations, (b) providing such information in any form or media to government agencies, accounting firms and legal counsel for immigration and other employment-related purposes, and (c) providing such information in any form or media to third parties that provide or administer employee benefits solely for purposes of benefit administration, verification and provision.

The collection, use and transfer of personally identifiable information is subject to policies of the Company and LGI as in effect from time to time.

15. Severability and Survival of Terms:

In case any one or more of the provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement will not be affected. Further, any provision or portion of this Agreement found to be invalid, illegal, or unenforceable shall be deemed, without further action on the part of you or the Company, to be modified, amended and/or limited to the minimum extent necessary to render such provisions or portions thereof valid and enforceable.

16. Entire Agreement:	This Agreement contains the parties’ entire agreement with respect to your employment by the Company. This Agreement may be amended only by a written document signed by you and the Company.

17. Governing Law:

This Agreement and all aspects of your employment relationship with the Company are governed by the internal laws of the United States of America and the State of Colorado, without reference to any conflicts of laws principles. All disputes concerning the same will be resolved exclusively as provided below.

18. Arbitration:	If any dispute involving this Agreement or any aspect of your employment relationship with the Company or your assignment to LGI arises, then the

Employment Agreement
Shane O’neill
October 24,2007

dispute shall be determined through binding arbitration in Denver, Colorado in accordance with the employment arbitration procedures of the American Arbitration Association (“AAA”) existing at the time the arbitration is conducted, before a single arbitrator chosen in accordance with the AAA procedures, and the decision of the arbitrator shall be enforceable as a court judgment. All arbitration proceedings shall be confidential.

Notwithstanding the preceding arbitration provision, by signing below you agree that the Company and its affiliates would be irreparably harmed by any breach by you of the provisions set forth under “Title and Job Description,” “Employee Receivables,” and “Confidential Information” above, and that the Company and its affiliates to which you are assigned from time to time will have the right to obtain temporary and permanent injunctions and other equitable relief in any court having jurisdiction to prevent or terminate a violation of those provisions. The prevailing party in any civil action, arbitration or other legal proceeding shall be entitled to recover its or his reasonable attorneys’ fees and costs, to the extent permitted by law.

19. Submission to Jurisdiction; Jury Trial Waiver:

By signing this Agreement below, you irrevocably consent and submit to the non-exclusive jurisdiction of the municipal, state and federal courts located in the State of Colorado, U.S.A. in any court action to enforce, interpret or prevent the violation or breach of this Agreement, and irrevocably waive any defense or legal objection you may have to the jurisdiction of such courts based on forum non conveniens principles. By signing this Agreement below, you also IRREVOCABLY WAIVE ANY RIGHT YOU MAY HAVE TO TRIAL BY JURY IN ANY ACTION RELATING TO THIS AGREEMENT. You further agree that process may be served, and notices given, to you in writing by personal delivery or delivery by mail or courier to your address set forth on the first page of this Agreement.

The Company looks forward to a successful employment relationship with you. If you are in agreement with the above terms, please indicate your acceptance by signing below and returning three fully executed copies to me no later than October 30, 2007.
Sincerely,

Employment Agreement
Shane O’neill
October 24,2007
LIBERTY GLOBAL SERVICES II, LLC
(Employer)

By:	/s/ Amy M. Blair

Amy M. Blair
Senior Vice President, Global Human Resources

ACCEPTED and AGREED:

	/s/ Shane O’Neill	Date: October 24, 2007

Shane O’Neill